File No. 70-9123

               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM U-1

                  _____________________________

                 POST-EFFECTIVE AMENDMENT NO. 2

                               To

                     APPLICATION-DECLARATION

                              Under

         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                  _____________________________


Entergy Corporation              Entergy Nuclear, Inc.
639 Loyola Avenue                1340 Echelon Parkway
New Orleans, LA 70113            Jackson, MS 39213

Entergy Enterprises, Inc.        Entergy Operations Services, Inc.
Parkwood Two Building            110 James Parkway West, Suite 110
10055 Grogan's Mill Road         St. Rose, LA 70087
Suite 400
The Woodlands, Texas  77380

Entergy Power, Inc.              Entergy Power Operations U.S., Inc.
Parkwood Two Building            Parkwood Two Building
10055 Grogan's Mill Road         10055 Grogan's Mill Road
Suite 500                        Suite 400
The Woodlands, TX 77380          The Woodlands, Texas  77380

Entergy Global Power
  Operations Corporation         Entergy Power Marketing Corp.
Parkwood Two Building            Parkwood Two Building
10055 Grogan's Mill Road         10055 Grogan's Mill Road, Suite 500
Suite 400                        The Woodlands, TX 77380
The Woodlands, Texas  77380

            (Names of companies filing this statement and addresses of principal executive offices)

                  _____________________________

                       Entergy Corporation

        (Name of top registered holding company parent of each applicant or declarant)

                  _____________________________

C. John Wilder              Geoffrey D. Roberts
Executive Vice President    President
  and Chief Financial       Entergy Enterprises, Inc.
  Officer                   Parkwood Two Building
Entergy Corporation         10055 Grogan's Mill Road
639 Loyola Avenue           Suite 400
New Orleans, LA 70113       The Woodlands, Texas  77380



           (Names and addresses of agents for service)
                  _____________________________

         The Commission is also requested to send copies of any communications in connection with this matter to:

Frederick F. Nugent, Esq.        Denise C. Redmann, Esq.
General Counsel                  Senior Counsel
Entergy Power Development Corp.  Entergy Services, Inc.
Parkwood Two Building            639 Loyola Avenue
10055 Grogan's Mill Road         New Orleans, LA  70113
Suite 400
The Woodlands, Texas  77380

Thomas C. Havens, Esq.           Kent R. Foster, Esq.
Whitman Breed Abbott &           Vice President
 Morgan LLP                      Entergy Services, Inc.
200 Park Avenue                  Little Rock, AR  72203
New York, NY 10166

Item 2.        Fees, Commissions and Expenses.

      The fees, commissions and expenses expected to be paid or incurred, directly or indirectly, in connection with the proposed transactions are estimated to be approximately $25,000, consisting principally of fees and expenses of Entergy Services Inc. and outside counsel to the Applicants.

Item 6.        Exhibits and Financial Statements.

        (a)  Exhibits:

        F-1(a)   -     Pre-effective opinion of counsel to
                       Entergy

        F-2(a)   -     Pre-effective opinion of counsel to the
                       Applicants (other than Entergy)

                           SIGNATURES

     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned company has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.

                              ENTERGY CORPORATION
                              ENTERGY ENTERPRISES, INC.
                              ENTERGY NUCLEAR, INC.
                              ENTERGY OPERATIONS SERVICES, INC.
                              ENTERGY GLOBAL POWER OPERATIONS
                                CORPORATION
                              ENTERGY POWER OPERATIONS U.S., INC.


                              By:  /s/ Steven C. McNeal
                                 Steven C. McNeal
                                 Vice President and Treasurer






                              ENTERGY POWER, INC.
                              ENTERGY POWER MARKETING CORP.

                              By: /s/ Steven C. McNeal
                                 Steven C. McNeal
                                 Treasurer
Dated:  July 31, 2000